EXHIBIT 10.2

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into as of the 17th day of April 2022, between Daniel O’Brien (the “Executive”) and Flexible Solutions International, Inc. (the “Company”).

RECITALS

WHEREAS, the Company and Lygos, Inc. (“Lygos”) intend to enter into an Agreement and Plan of Merger and Reorganization by and between the Company, Lygos and those certain other parties identified therein (the “Merger Agreement”) whereby Lygos will merge with and into a wholly owned subsidiary of the Company (the “Merger”); and

WHEREAS, in connection with the Merger, the Company desires to enter into this Agreement with Executive, effective as of the closing of the Merger (the actual date of closing, the “Closing Date”).

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other valid consideration, the sufficiency of which is acknowledged, the Company and Executive agree as follows:

AGREEMENT

1. Employment; Devotion to Duties.

(a) General. The Company will employ Executive as its Head-Flexible Solutions Division reporting to the Company’s Board of Directors (the “Board”), and Executive accepts employment to serve in this capacity, all upon the terms and conditions in this Agreement.

(b) Devotion to Duties. During the Term, Executive will devote as much of his business time and efforts to the performance of his duties on the Company’s behalf as the Executive believes are needed.

2. Term.

Executive will begin employment under the terms of this Agreement starting on the Closing Date (the “Commencement Date”). Executive will be employed under this Agreement until five years after the Commencement Date (the “Term”).

3. Location. The location of Executive’s principal place of employment will be at the Executive’s residence in Victoria, Canada. However, the Executive understands that he may be required to travel and perform services outside of this area as reasonably required to properly perform his duties under this Agreement.

4. Compensation.

(a) Base Salary. The Company will pay Executive an annual base salary (“Base Salary”) in the amount of $500,000, subject to future modification in accordance with the Company’s Executive compensation review policies and practices. The Base Salary will be adjusted annually based upon any increase in the Consumer Price Index during each twelve month anniversary of the Commencement Date. The Base Salary will be paid in accordance with the Company’s payroll practices in effect from time to time.

(b) Option and Share Grants.

(i) On the Commencement Date, the Company will grant to the Executive options to purchase 500,000 shares of the Company’s common stock pursuant to the FSI 2022 Equity Incentive Plan. The options will expire seven years after the grant date and will vest and become exercisable on the twelve-month anniversary of the grant date. The options will be exercisable at a price of $6.00 per share provided however that if the Company, during the twelve-month period following the grant date, grants any person an option with an exercise price less than $6.00 per share, then the exercise price of the options held by the Executive will be lowered to the lowest exercise price of any option granted during such twelve-month period. The exercise price per share will in no event be lower than the fair market value per share on the date the options are granted or, if applicable, the date the options are subsequently repriced, in each case, as determined by the Board in good faith. Executive should consult with Executive’s own tax advisor concerning the tax risks associated with accepting an option to purchase a share of the Company’s common stock.

(ii) Twenty months after the Commencement Date, the Company will issue 1,000,000 shares of its common stock to the Executive as a stock grant.2 The shares will be issued even if the Executive is not then employed by the Company. The shares will be fully vested, and will not be subject to cancellation or forfeiture.

(iii) Thirty months after the Commencement Date, the Company will issue 1,000,000 shares of its common stock to the Executive as a stock grant. The shares will be issued even if the Executive is not then employed by the Company. The shares will be fully vested, and will not be subject to cancellation or forfeiture.

(iv) The shares issuable to the Executive upon the exercise of the options and the shares issued to the Executive as a stock grant will be registered by means of a registration statement on Form S-8 that the Company will file with the Securities and Exchange Commission.

(c) Stock Purchase. On the Commencement Date the Company, and/or persons designated by the Company, will purchase 1,000,000 shares of the Company’s common stock owned by the Executive at a price of $7.50 per share.

2 NTD: The stock grants cannot be made under the Equity Incentive Plan if the Executive is no longer providing services to the Company (i.e., they would have to be granted outside the plan).

5. Executive Benefits.

(a) Fringe Benefits; Paid Time Off. The Company will not provide Executive with those fringe benefits and other Executive benefits on the same terms and conditions as generally available to senior management from time to time (e.g., health and other insurance programs, etc.); provided, however, that the Company reserves the right to amend or terminate any employee or Executive benefit plan or program. Executive is entitled to paid time off (PTO) during each calendar year, with the amount and scheduling of the vacation to be determined under the Company’s PTO policies as in effect from time to time.

(b) Reimbursement of Expenses. Executive is entitled to be reimbursed by the Company for reasonable business expenses incurred in performing his duties under the Company’s expense reimbursement policies as in effect from time to time or as otherwise approved by the Company’s Chief Executive Officer or the Board.

6. Termination of Employment During the Term of the Agreement. Upon, and as of, the date of the Executive’s termination of employment with the Company for any reason, the Executive will be deemed to have resigned from all positions he then holds as an officer or employee of the Company. All stock options which Executive holds at the time of such termination shall become fully vested. The Executive’s employment may be terminated during the Term of this Agreement pursuant to the following terms and conditions:

(a) Company Terminates Executive’s Employment for Cause.

(i) Definition. For purposes of this Agreement, Cause means (A) the Executive’s failure to substantially perform his reasonably assigned duties (other than on account of Disability); (B) the Executive is convicted of criminal conduct having the effect of materially adversely affecting the Company, after all rights of appeal have expired or such appeals have been exhausted; (C) the Executive engages in the use of alcohol or narcotics to the extent that the performance of his duties is materially impaired; (D) the Executive materially breaches the terms of this Agreement; (E) the Executive engages in willful misconduct that is materially injurious to the Company, other than business decisions made in good faith; or (F) the Executive commits any act or omission not described above that constitutes material and willful misfeasance, malfeasance, fraud or gross negligence in the performance of his duties to the Company.

(ii) Effective Date of Termination. Executive’s employment will terminate immediately upon written notice by the Company to Executive stating that Executive’s employment is being terminated for Cause.

(iii) Compensation and Benefits. If the Company terminates the Executive’s employment for Cause, the Company will pay Executive (A) any earned but unpaid Base Salary through the effective date of termination, and (B) any other unpaid benefit to which he has earned under the applicable terms of any applicable plan, program, agreement or arrangement of the Company or its affiliates (the amounts in (A) and (B) above are referred to elsewhere in this Agreement as “Accrued Amounts”).

(b) Company Terminates Executive’s Employment without Cause.

(i) Effective Date of Termination. Executive’s employment will terminate on the earlier of the (x) last day of the Term, or (y) 30th day after the Company gives written notice to Executive stating that Executive’s employment is being terminated without Cause. The Company may, at its discretion, place Executive on a paid administrative leave during all or any part of the notice period. During the administrative leave, the Company may bar Executive’s access to its offices or facilities or may provide Executive with access subject to such terms and conditions as the Company chooses to impose. For the avoidance of doubt, the expiration of the Term in accordance with Section 2 above will not constitute a termination without Cause.

(c) Executive Voluntarily Resigns.

(i) Effective Date of Termination. Executive’s employment will terminate on the earlier of the (x) last day of the Term, or (y) 30th day after Executive gives written notice to the Company stating that Executive is resigning his employment with the Company for any reason, unless the Company waives in writing all or part of this notice period (in which case the termination of employment is effective as of the date of the waiver).

(ii) Compensation and Benefits. If the Executive voluntarily resigns, the Company will pay Executive the Accrued Amounts.

(d) Disability.

(i) Definition. For purposes of this Agreement, Disability or Disabled means the Executive (A) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (B) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, is receiving income replacement benefits for a period of not less than three months under an accident and health plan covering the Company’s employees.

(ii) Effective Date of Termination. Executive’s employment will terminate on the first day the Company makes a determination that the Executive is Disabled.

(iii) Compensation and Benefits. Upon a determination that the Executive is Disabled, the Company will pay to Executive any Accrued Amounts, plus a lump sum equal to one month of Executive’s then Base Salary, reduced by any disability insurance maintained by the Company to be received by Executive for 6 months following his termination of employment, payable within 30 days following the date of Executive’s termination of employment.

(e) Death.

(i) Effective Date of Termination. Executive’s employment will terminate immediately upon the Executive’s death.

(ii) Compensation and Benefits. If the Executive dies during the Term, the Company will pay Executive’s designated beneficiary, or his estate if there is no designated beneficiary, the Accrued Amounts. Any amounts payable under this Section 7(e)(ii) are in addition to any payments which the Executive’s designated beneficiary or estate may be entitled to receive pursuant to any pension plan, profit sharing plan, employee benefit plan, or life insurance policy maintained by the Company.

(f) Other Termination.

(i) Compensation and Benefits. If the Executive resigns for Good Reason in connection with or within a period of 12 months following a Change in Control, the Company terminates Executive’s employment pursuant to Section 6(b) of this Agreement, or the Executive terminates his employment for Good Reason, then, in addition to the Accrued Amounts, and subject to Section 8 below:

●	The Company will pay to Executive all amounts due to Executive pursuant to this Agreement, plus three months of Executive’s then current Base Salary.

●	the Company will (a) fully accelerate the vesting of any then-unvested stock options held by the Executive and (b) extend the post-termination exercise period until the expiration date of the stock options held by the Executive; [3]

●	to the extent permissible under the terms of the Company’s welfare benefit plans, the continuation of all Company welfare benefits, including medical, dental, vision, life and disability benefits pursuant to plans maintained by the Company under which the Executive and/or the Executive’s family were receiving benefits and/or coverage, or otherwise reimburse Executive for the cost of continuation of state health coverage for the Executive and/or the Executive’s family, for the 18-month period following the date of the Executive’s termination, and the Executive shall pay any portion of such cost as was required to be borne by key Executives of the Company generally on the date of termination; provided, however, that, the coverage for any plan subject to COBRA or state continuation of coverage will discontinue if such coverage terminates under Section 4980B of the Code.

For purposes of this Agreement, the term Change in Control means (A) the sale of 50% or more of the outstanding voting securities of the Company in a single transaction or a series of transaction occurring during a twelve-month period; (B) A majority of the members of the Board of Directors is replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the Company’s Board of Directors prior to the date of the appointment or election; (C) the Company is merged or consolidated with another corporation and as a result of such merger or consolidation less than 50% of the outstanding securities of the surviving or resulting corporation is owned in the aggregate by the shareholders of the Company that existed immediately prior the merger or consolidation; (D) the Company sells more than 40% of the fair market value of its assets to another corporation that is not a wholly owned subsidiary of the Company during a twelve-month period or (E) the acquisition by any individual, entity or group having beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of 50% or more of the Company’s either (1) the then outstanding shares of common stock of the Company or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote in the election of directors. For the avoidance of doubt, the Merger will not constitute a Change in Control for purposes of this Agreement.

3 NTD: Under Section 409A, the expiration date cannot be extended. We can however extend the post-termination exercise period, which we assume is what was intended.

For purposes of this Agreement, “Good Reason” means assigning the Executive to any duties that are materially inconsistent with his position as described in Section 1, a reduction of Executive’s Base Salary without the prior written consent of the Executive, or a relocation of Executive’s primary job duties to a location more than 50 miles from the location described in Section 3; provided, however, occasional business travel in accordance with Section 3 will not constitute Good Reason. The foregoing notwithstanding, a condition is not considered “Good Reason” unless (A) Executive gives the Company written notice of such condition within 30 days after the condition comes into existence; (B) the Company fails to cure the condition within 30 days after receiving Executive’s written notice; and (C) Executive terminates his employment within 12 months following a Change in Control.

(ii) Change in Control Payment/Section 280G Limitation.

(1) General Rules. Code Sections 280G and 4999 may place significant tax burdens on both Executive and the Company if the total payments made to Executive due to certain change in control events described in Code Section 280G (the “Total Change in Control Payments”) equal or exceed the 280G Cap (three times the Executive’s “Base Amount” as defined in Code Section 280G). If the Total Change in Control Payments equal or exceed the 280G Cap, Section 4999 of the Code imposes a 20% excise tax (the “Excise Tax”) on all amounts in excess of one times Executive’s Base Period Income Amount. The Excise Tax is imposed on Executive, rather than the Company, and will be withheld by the Company from any amounts payable to Executive pursuant to this Agreement. In determining whether the Total Change in Control Payments will exceed the 280G Cap and result in an Excise Tax becoming due, and for purposes of calculating the 280G Cap itself, the provisions of Code Sections 280G and 4999 and the applicable regulations will control over the general provisions of this Section 6(f)(iii).

(2) Limitation on Payments. Subject to the “best net” exception described in Section 6(f)(ii)(3) below, in order to avoid the imposition of the Excise Tax, the total payments to which Executive is entitled under this Agreement or otherwise will be reduced to the extent necessary to avoid exceeding the 280G Cap minus $1.00.

(3) ”Best Net” Exception. If Executive’s Total Change in Control Payments minus the Excise Tax payable on all such payments exceeds the 280G Cap minus $1.00, then the total payments to which Executive is entitled under this Agreement or otherwise will not be reduced pursuant to Section 6(f)(ii)(2). If the “best net” exception applies, Executive shall be responsible for paying any Excise Tax (and income or other taxes) that may be imposed on Executive pursuant to Code Section 4999 or otherwise.

(4) Calculating the 280G Cap. If the Company believes that the provisions of Section 6(f)(ii)(2) may apply to reduce the total payments to which Executive is entitled under this Agreement or otherwise, it will notify Executive as soon as possible. The Company then will engage a “Consultant” (a law firm, a certified public accounting firm, and/or a firm of recognized Executive compensation consultants) to make any necessary determinations and to perform any necessary calculations required in order to implement the rules set forth in this Section 6. The Consultant shall provide detailed supporting calculations to both the Company and Executive and all fees and expenses of the Consultant shall be borne by the Company.

If the Consultant determines that the limitations of Section 6(f)(ii)(2) apply, then the total payments to which Executive is entitled under this Agreement or otherwise will be reduced to the extent necessary to eliminate the amount in excess of the 280G Cap. Such payments will be made at the times specified herein, in the maximum amount that may be paid without exceeding the 280G Cap. The balance, if any, will then be paid, if due, after the opinions called for by Section 6 have been received.

If the amount paid to Executive by the Company is ultimately determined by the Internal Revenue Service to have exceeded the limitations of Section 6(f)(ii)(2), Executive must repay the excess promptly on demand of the Company. If it is ultimately determined by the Consultant or the Internal Revenue Service that a greater payment should have been made to Executive, the Company shall pay Executive the amount of the deficiency within 30 days of such determination.

As a general rule, the Consultant’s determination shall be binding on Executive and the Company. Section 280G and the Excise Tax rules of Section 4999, however, are complex and uncertain and, as a result, the Internal Revenue Service may disagree with the Consultant’s conclusions. If the Internal Revenue Service determines that the 280G Cap is actually lower than calculated by the Consultant, the 280G Cap will be recalculated by the Consultant. Any payment in excess of the revised 280G Cap then will be repaid by Executive to the Company. If the Internal Revenue Service determines that the actual 280G Cap exceeds the amount calculated by the Executive, the Company shall pay Executive any shortage.

The Company has the right to challenge any determinations made by the Internal Revenue Service. If the Company agrees to indemnify Executive from any taxes, interest and penalties that may be imposed on Executive in connection with such challenge, then Executive must cooperate fully with the Company. the Company shall bear all costs associated with the challenge of any determination made by the Internal Revenue Service and the Company shall control all such challenges.

Executive must notify the Company in writing of any claim or determination by the Internal Revenue Service that, if upheld, would result in the payment of Excise Taxes. Such notice shall be given as soon as possible but in no event later than 15 days following Executive’s receipt of the notice of the Internal Revenue Service’s position.

(5) Effect of Repeal. If the provisions of Code Sections 280G and 4999 are repealed without succession, this Section 6(f)(ii) will not apply. In addition, if this provision does not apply to Executive for whatever reason (e.g., because Executive is not a “disqualified individual” for purposes of Code Section 280G), this Section will not apply.

(h) Compliance with Code Section 409A. Any payment under this Section 6 is subject to the provisions of this Section 6(h) (except for a payment pursuant to Disability or death under Section 6(d) or (e)). If Executive is a “Specified Employee” of the Company for purposes of Code Section 409A at the time of a payment event in Section 6(b) and if no exception from Code Section 409A applies in whole or in part, the severance or other payments will be made to Executive by the Company on the first day of the seventh month following the date of the Executive’s Separation from Service (the “409A Payment Date”). Should this Section 6(h) result in a delay of payments to Executive, the Company will begin to make the payments as described in this Section 6, provided that any amounts that would have been payable earlier but for the application of this Section 6(h), will be paid in lump-sum on the 409A Payment Date along with accrued interest at the rate of interest announced by the Company’s primary bank from time to time as its prime rate from the date that payments would otherwise have been made under this Agreement. The balance of the severance payments will be payable in accordance with regular payroll timing and the COBRA premiums will be paid monthly. For purposes of the provision, the term Specified Employee has the meaning in Code Section 409A(a)(2)(B)(i), or any successor provision and the issued treasury regulations and rulings. “Separation from Service” or “Termination of Employment” means, with respect to any payment that is subject to Code Section 409A, either (a) termination of Executive’s employment with Company and all affiliates, or (b) a permanent reduction in the level of bona fide services Executive provides to Company and all affiliates to an amount that is 20% or less of the average level of bona fide services Executive provided to Company in the immediately preceding 36 months, with the level of bona fide service calculated in accordance with Treasury Regulations Section 1.409A-1(h)(1)(ii). Solely for purposes of determining whether Executive has a “Separation from Service,” Executive’s employment relationship is treated as continuing while Executive is on military leave, sick leave, or other bona fide leave of absence (if the period of such leave does not exceed six months, or if longer, so long as Executive’s right to reemployment with Company or an affiliate is provided either by statute or contract). If Executive’s period of leave exceeds six months and Executive’s right to reemployment is not provided either by statute or by contract, the employment relationship is deemed to terminate on the first day immediately following the expiration of such six-month period. Whether a termination of employment has occurred will be determined based on all of the facts and circumstances and in accordance with regulations issued by the United States Treasury Department pursuant to Code Section 409A. If the payment is not subject to Code Section 409A, the term termination of employment will be given its ordinary meaning.

(i) Mitigation/Offset. The Executive is under no obligation to seek other Employment or to otherwise mitigate the obligations of the Company under this Agreement, and the Company may not offset against amounts or benefits due Executive under this Agreement or otherwise on account of any claim (other than any preexisting debts then due in accordance with their terms) the Company or its affiliates may have against him or any remuneration or other benefit earned or received by Executive after such termination.

7. Executive’s Other Obligations.

(a) Confidentiality Agreement. Executive’s acceptance of this Agreement and Executive’s employment with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Company’s Confidential Information and Invention Assignment Agreement, a copy of which is attached hereto as Attachment A for Executive’s review and execution (the “Confidentiality Agreement”), prior to or on Executive’s Commencement Date.

(b) Survival. The provisions of this Section 7 survive the termination of this Agreement.

(c) Cooperation; No Disparagement. Following the Termination of this Agreement, for whatever reason, Executive agrees to provide reasonable assistance to the Company (including assistance with litigation matters), upon the Company’s request, concerning the Executive’s previous employment responsibilities and functions with the Company. In consideration for such cooperation, but only if the Executive is not receiving severance pursuant to this Agreement, Company will compensate Executive for the time Executive spends on such cooperative efforts (at an hourly rate based on Executive’s Base Salary during the year preceding the date of termination) and Company will reimburse Executive for his reasonable out-of-pocket expenses Executive incurs in connection with such cooperative efforts. Additionally, at all times after the Executive’s employment with the Company has terminated, Company (defined for this purpose only as any Company press release and the Board, the CEO and the CEO’s direct reports, and no other employees) and Executive agree to refrain from making any disparaging or derogatory remarks, statements and/or publications regarding the other, its employees or its services.

8. General Provisions.

(a) Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any applicable law, then, if legally permissible, such provision will be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no modification will make the provision legal, valid and enforceable, then this Agreement will be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties will be construed and enforced accordingly.

(b) Assignment by Company. Nothing in this Agreement precludes the Company from consolidating or merging into or with, or transferring all or substantially all of its assets to, another corporation or entity that assumes this Agreement and all obligations and undertakings hereunder. Upon any consolidation, merger or transfer of assets and assumption, the term “Company” means any other corporation or entity, as appropriate, and this Agreement will continue in full force and effect. This Agreement and all of Executive’s rights and obligations hereunder are personal to Executive and may not be transferred or assigned by Executive at any time.

(c) Entire Agreement. This Agreement (and any agreements referred to herein) and any agreements concerning equity compensation or other benefits, embody the parties’ complete agreement with respect to the subject matter in this Agreement and supersede any prior written or contemporaneous oral, understandings or agreements between the parties that may have related in any way to the subject matter in this Agreement, including but not limited to any offer letter provided to or signed by Executive. This Agreement may be amended only in writing executed by the Company and Executive.

(d) Governing Law. Because it is mutually agreed that it is in the best interests of the Company and all of its employees that a uniform body of law consistently interpreted be applied to the employment agreements to which the Company is a party, the laws of the State of California will govern the interpretation and application of all of the provisions of this Agreement.

(e) Notice. Any notice required or permitted under this Agreement must be in writing and will be deemed to have been given when delivered personally or by overnight courier service or three days after being sent by mail, postage prepaid, at the address indicated below or to such changed address as such person may subsequently give such notice of:

if to the Company:	Lygos Holdings, Inc.
1249 Eighth St. Berkeley, CA 94710

if to Executive:	Daniel O’Brien
3-1287 Verdier Ave Brentwood Bay, BC,
Canada, V8M 1H1

(f) Withholding. All of Executive’s compensation under this Agreement will be subject to deduction and withholding authorized or required by applicable law.

(g) Non-Waiver; Construction; Counterparts. The failure in any one or more instances of a party to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any right or privilege conferred in this Agreement, or the waiver by that party of any breach of any of the terms, covenants or conditions of this Agreement, will not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the waiver will continue and remain in full force and effect as if no such forbearance or waiver had occurred. No waiver is effective unless it is in writing and signed by an authorized representative of the waiving party. This Agreement will be construed fairly as to both parties and not in favor of, or against, either party, regardless of which party prepared the Agreement. This Agreement may be executed in multiple counterparts, each of which will be deemed to be an original, and all such counterparts will constitute but one instrument.

(h) Successors and Assigns. This Agreement is solely for the benefit of the parties and their respective successors, assigns, heirs and legatees. Nothing in this Agreement will be construed to provide any right to any other entity or individual.

(i) Indemnification. The Company agrees to indemnify the Executive to the fullest extent provided under the Company’s limited liability company agreement and By-Laws, on the same terms and conditions as indemnification is generally provided to the Company’s officers and directors, in the event that he was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, by reason of the fact that the Executive is or was a director, officer, employee or agent of the Company or any of its affiliates; provided, however, that the Executive is not entitled to indemnification under this Section 9(i) relating to any claims, actions, suits or proceedings arising from his breach of this Agreement.

10. Dispute Resolution. Any dispute, controversy, or claim, whether contractual or non-contractual, including without limitation any federal or state statutory claim, common law or tort claim, or claim for attorneys’ fees, between the parties arising directly or indirectly out of or connected with this Agreement and/or the parties’ employment relationship, unless mutually settled by the parties hereto, must be resolved by binding arbitration conducted pursuant to the rules of the American Arbitration Association (the “AAA”) in effect at the time. The parties agree that before proceeding to arbitration, they will mediate their dispute(s) before a mutually selected mediator. If the parties are unable to mutually select a mediator within thirty (30) days (or as otherwise agreed), then either party may request the AAA’s assistance in appointing a mediator. Any arbitration will be conducted by an arbitrator mutually selected by the parties. If the parties are unable to mutually select an arbitrator within thirty (30) days (or as otherwise agreed), then either party may request the AAA’s assistance in selecting an arbitrator. All such disputes, controversies or claims will be conducted by a single arbitrator, unless the parties mutually agree that the arbitration will be conducted by a panel of three arbitrators. The arbitration shall be conducted pursuant to Employment Arbitration Rules of the AAA in effect at the time, or as otherwise agreed. The arbitrator(s) may award any relief available in a court of competent jurisdiction. The resolution of the dispute by the arbitrator(s) will be final, binding, nonappealable (except as provided by the Federal Arbitration Act) and fully enforceable by a court of competent jurisdiction pursuant to the Federal Arbitration Act. The arbitration award will be in writing and will include a statement of the reasons for the award. The arbitration will be held at the location that is mutually agreed to by the parties. The Company will initially pay all AAA, mediation, and arbitrator’s fees and costs. The arbitrator(s) may award reasonable attorneys’ fees and/or costs to the prevailing party. The Company and the Executive agree that each may bring claims against the other in an individual capacity only, and not as a class representative or class member in any purported collective, class or representative proceeding. Further, unless both the Company and the Executive agree otherwise, the Arbitrator may not consolidate more than one party’s claims into a single arbitration proceeding and may not otherwise preside over any form of a collective, class or representative proceeding.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

FLEXIBLE SOLUTIONS INTERNATIONAL, INC.,

By:	/s/ John Bientjes

Name:	John Bientjes

Title:	Director, Audit Committee Chair and Compensation Committee Member

EXECUTIVE

/s/ Daniel O’Brien

Name:	Daniel O’Brien

Attachment A: Confidential Information and Invention Assignment Agreement

ATTACHMENT A

CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT

[See Attached]

Flexible Solutions International, inc.

CONFIDENTIAL INFORMATION AND
INVENTION ASSIGNMENT AGREEMENT

Employee Name: _Daniel B. O’Brien______

Effective Date: _April 17, 2022_____

As a condition of my becoming employed (or my employment being continued) by Flexible Solutions International, Inc., an Alberta corporation, or any of its current or future subsidiaries, affiliates, successors or assigns (collectively, the “Company”), and in consideration of my employment with the Company and my receipt of the compensation now and hereafter paid to me by the Company, the receipt of Confidential Information (as defined below) while associated with the Company, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, I hereby agree to the following:

1. Relationship. This Confidential Information and Invention Assignment Agreement (this “Agreement”) will apply to my employment relationship with the Company. If that relationship ends and the Company, within one (1) year thereafter, either reemploys me or engages me as a consultant, I agree that this Agreement will also apply to such later employment or consulting relationship, unless the Company and I otherwise agree in writing. Any employment or consulting relationship between the parties hereto, whether commenced prior to, upon or after the date of this Agreement, is referred to herein as the “Relationship.”

2. Applicability to Past Activities. The Company and I acknowledge that I may have performed work, activities, services or made efforts on behalf of or for the benefit of the Company, or related to the current or prospective business of the Company in anticipation of my involvement with the Company, that would have been within the scope of my duties under this agreement if performed during the term of this Agreement, for a period of time prior to the Effective Date of this Agreement (the “Prior Period”). Accordingly, if and to the extent that, during the Prior Period: (i) I received access to any information from or on behalf of the Company that would have been Confidential Information (as defined below) if I received access to such information during the term of this Agreement; or (ii) I (a) conceived, created, authored, invented, developed or reduced to practice any item (including any intellectual property rights with respect thereto) on behalf of or for the benefit of the Company, or related to the current or prospective business of the Company in anticipation of my involvement with the Company, that would have been an Invention (as defined below) if conceived, created, authored, invented, developed or reduced to practice during the term of this Agreement; or (b) incorporated into any such item any pre-existing invention, improvement, development, concept, discovery or other proprietary information that would have been a Prior Invention (as defined below) if incorporated into such item during the term of this Agreement; then any such information shall be deemed “Confidential Information” hereunder and any such item shall be deemed an “Invention” or “Prior Invention” hereunder, and this Agreement shall apply to such activities, information or item as if disclosed, conceived, created, authored, invented, developed or reduced to practice during the term of this Agreement.

3. Confidential Information.

(a) Protection of Information. I understand that during the Relationship, the Company intends to provide me with certain information, including Confidential Information (as defined below), without which I would not be able to perform my duties to the Company. At all times during the term of the Relationship and thereafter, I shall hold in strictest confidence, and not use, except for the benefit of the Company to the extent necessary to perform my obligations to the Company under the Relationship, and not disclose to any person, firm, corporation or other entity, without written authorization from the Company in each instance, any Confidential Information that I obtain, access or create during the term of the Relationship, whether or not during working hours, until such Confidential Information becomes publicly and widely known and made generally available through no wrongful act of mine or of others who were under confidentiality obligations as to the item or items involved. I shall not make copies of such Confidential Information except as authorized by the Company or in the ordinary course of my obligations to the Company under the Relationship.

(b) Confidential Information. I understand that “Confidential Information” means any and all information and physical manifestations thereof not generally known or available outside the Company and information and physical manifestations thereof entrusted to the Company in confidence by third parties, whether or not such information is patentable, copyrightable or otherwise legally protectable. Confidential Information includes, without limitation: (i) Company Inventions (as defined below); and (ii) technical data, trade secrets, know-how, research, product or service ideas or plans, software codes and designs, algorithms, developments, inventions, patent applications, laboratory notebooks, processes, formulas, techniques, biological materials, mask works, engineering designs and drawings, hardware configuration information, agreements with third parties, lists of, or information relating to, employees and consultants of the Company (including, but not limited to, the names, contact information, jobs, compensation, and expertise of such employees and consultants), lists of, or information relating to, suppliers and customers (including, but not limited to, customers of the Company on whom I called or with whom I became acquainted during the Relationship), price lists, pricing methodologies, cost data, market share data, marketing plans, licenses, contract information, business plans, financial forecasts, historical financial data, budgets or other business information disclosed to me by the Company either directly or indirectly, whether in writing, electronically, orally, or by observation.

(c) Third Party Information. My agreements in this Section 3 are intended to be for the benefit of the Company and any third party that has entrusted information or physical material to the Company in confidence. During the term of the Relationship and thereafter, I will not improperly use or disclose to the Company any confidential, proprietary or secret information of my former employer(s) or any other person, and I will not bring any such information onto the Company’s property or place of business.

(d) Other Rights. This Agreement is intended to supplement, and not to supersede, any rights the Company may have in law or equity with respect to the protection of trade secrets or confidential or proprietary information.

(e) U.S. Defend Trade Secrets Act. Notwithstanding the foregoing, the U.S. Defend Trade Secrets Act of 2016 (“DTSA”) provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (iii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, DTSA provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

4. Ownership of Inventions.

(a) Inventions Retained and Licensed. I have attached hereto, as Exhibit A, a complete list describing with particularity all Inventions (as defined below) that, as of the Effective Date: (i) have been created by or on behalf of me, and/or (ii) are owned exclusively by me or jointly by me with others or in which I have an interest, and that relate in any way to any of the Company’s actual or proposed businesses, products, services, or research and development, and which are not assigned to the Company hereunder (collectively “Prior Inventions”); or, if no such list is attached, I represent and warrant that there are no such Inventions at the time of signing this Agreement, and to the extent such Inventions do exist and are not listed on Exhibit A, I hereby irrevocably and forever waive any and all rights or claims of ownership to such Inventions. I understand that my listing of any Inventions on Exhibit A does not constitute an acknowledgement by the Company of the existence or extent of such Inventions, nor of my ownership of such Inventions. I further understand that I must receive the formal approval of the Company before commencing my Relationship with the Company.

(b) Use or Incorporation of Inventions. If in the course of the Relationship, I use or incorporate into any of the Company’s products, services, processes or machines any Invention not assigned to the Company pursuant to Section 4(d) of this Agreement in which I have an interest, I will promptly so inform the Company in writing. Whether or not I give such notice, I hereby irrevocably grant to the Company a nonexclusive, fully paid-up, royalty-free, assumable, perpetual, worldwide license, with right to transfer and to sublicense, to practice and exploit such Invention and to make, have made, copy, modify, make derivative works of, use, sell, import, and otherwise distribute such Invention under all applicable intellectual property laws without restriction of any kind.

(c) Inventions. I understand that “Inventions” means discoveries, developments, concepts, designs, ideas, know how, modifications, improvements, derivative works, inventions, trade secrets and/or original works of authorship, whether or not patentable, copyrightable or otherwise legally protectable. I understand this includes, but is not limited to, any new product, machine, article of manufacture, biological material, method, procedure, process, technique, use, equipment, device, apparatus, system, compound, formulation, composition of matter, design or configuration of any kind, or any improvement thereon. I understand that “Company Inventions” means any and all Inventions that I may solely or jointly author, discover, develop, conceive, or reduce to practice during the period of the Relationship or otherwise in connection with the Relationship, except as otherwise provided in Section 4(g) below.

(d) Assignment of Company Inventions. I will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all of my right, title and interest throughout the world in and to any and all Company Inventions and all patent, copyright, trademark, trade secret and other intellectual property rights and other proprietary rights therein. I hereby waive and irrevocably quitclaim to the Company or its designee any and all claims, of any nature whatsoever, that I now have or may hereafter have for infringement of any and all Company Inventions. I further acknowledge that all Company Inventions that are made by me (solely or jointly with others) within the scope of and during the period of the Relationship are “works made for hire” (to the greatest extent permitted by applicable law) and are compensated by my salary. Any assignment of Company Inventions includes all rights of attribution, paternity, integrity, modification, disclosure and withdrawal, and any other rights throughout the world that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like (collectively, “Moral Rights”). To the extent that Moral Rights cannot be assigned under applicable law, I hereby waive and agree not to enforce any and all Moral Rights, including, without limitation, any limitation on subsequent modification, to the extent permitted under applicable law. If I have any rights to the Company Inventions, other than Moral Rights, that cannot be assigned to the Company, I hereby unconditionally and irrevocably grant to the Company during the term of such rights, an exclusive, irrevocable, perpetual, worldwide, fully paid and royalty-free license, with rights to sublicense through multiple levels of sublicensees, to reproduce, distribute, display, perform, prepare derivative works of and otherwise modify, make, have made, sell, offer to sell, import, practice methods, processes and procedures and otherwise use and exploit, such Company Inventions.

(e) Maintenance of Records. I shall keep and maintain adequate and current written records of all Company Inventions made or conceived by me (solely or jointly with others) during the term of the Relationship. The records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, laboratory notebooks, or any other format. The records will be available to and remain the sole property of the Company at all times. I shall not remove such records from the Company’s place of business or systems except as expressly permitted by Company policy which may, from time to time, be revised at the sole election of the Company for the purpose of furthering the Company’s business. I shall deliver all such records (including any copies thereof) to the Company at the time of termination of the Relationship as provided for in Section 5 and Section 6.

(f) Intellectual Property Rights. I shall assist the Company, or its designee, at its expense, in every proper way in securing the Company’s, or its designee’s, rights in the Company Inventions and any copyrights, patents, trademarks, mask work rights, Moral Rights, or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company or its designee of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, recordations, and all other instruments which the Company or its designee shall deem necessary in order to apply for, obtain, maintain and transfer such rights, or if not transferable, waive and shall never assert such rights, and in order to assign and convey to the Company or its designee, and any successors, assigns and nominees the sole and exclusive right, title and interest in and to such Company Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. My obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue during and at all times after the end of the Relationship and until the expiration of the last such intellectual property right to expire in any country of the world. I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney-in-fact, to act for and in my behalf and stead to execute and file any such instruments and papers and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance or transfer of letters patent, copyright, mask work and other registrations related to such Company Inventions. This power of attorney is coupled with an interest and shall not be affected by my subsequent incapacity.

(g) Exception to Assignments. Subject to the requirements of applicable state law, if any, I understand that the Company Inventions will not include, and the provisions of this Agreement requiring assignment of inventions to the Company do not apply to, any invention which qualifies fully for exclusion under the provisions of applicable state law, if any, attached hereto as Exhibit B. In order to assist in the determination of which inventions qualify for such exclusion, I will advise the Company promptly in writing, during and for a period of twelve (12) months immediately following the termination of the Relationship, of all Inventions solely or jointly conceived or developed or reduced to practice by me during the period of the Relationship.

5. Company Property; Returning Company Documents. I acknowledge that I have no expectation of privacy with respect to the Company’s telecommunications, networking or information processing systems (including, without limitation, files, e-mail messages, and voice messages) and that my activity and any files or messages on or using any of those systems may be monitored or reviewed at any time without notice. I further acknowledge that any property situated on the Company’s premises or systems and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. At the time of termination of the Relationship, I will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, laboratory notebooks, materials, flow charts, equipment, other documents or property, or reproductions of any of the aforementioned items developed by me pursuant to the Relationship or otherwise belonging to the Company, its successors or assigns.

6. Termination Certification. In the event of the termination of the Relationship, I shall sign and deliver the “Termination Certification” attached hereto as Exhibit C; however, my failure to sign and deliver the Termination Certification shall in no way diminish my continuing obligations under this Agreement.

7. Notice to Third Parties. During the periods of time during which I am restricted in taking certain actions by the terms of Section 8 of this Agreement (the “Restriction Period”), I shall inform any entity or person with whom I may seek to enter into a business relationship (whether as an owner, employee, independent contractor or otherwise) of my contractual obligations under this Agreement. I acknowledge that the Company may, with or without prior notice to me and whether during or after the term of the Relationship, notify third parties of my agreements and obligations under this Agreement. Upon written request by the Company, I will respond to the Company in writing regarding the status of my employment or proposed employment with any party during the Restriction Period.

8. Solicitation of Employees, Consultants and Other Parties. As described above, I acknowledge that the Company’s Confidential Information includes information relating to the Company’s employees, consultants, customers and others, and I will not use or disclose such Confidential Information except as authorized by the Company in advance in writing. I further agree as follows:

(a) Employees, Consultants. During the term of the Relationship, and for a period of twelve (12) months immediately following the termination of the Relationship for any reason, whether with or without cause, I shall not, directly or indirectly, solicit any of the Company’s employees or consultants to terminate their relationship with the Company, or attempt to solicit employees or consultants of the Company, either for myself or for any other person or entity.

(b) Other Parties. During the term of the Relationship, I will not influence any of the Company’s clients, licensors, licensees or customers from purchasing Company products or services or solicit or influence or attempt to influence any client, licensor, licensee, customer or other person either directly or indirectly, to direct any purchase of products and/or services to any person, firm, corporation, institution or other entity in competition with the business of the Company.

9. At-Will Relationship. I understand and acknowledge that, except as may be otherwise explicitly provided in a separate written agreement between the Company and me, my Relationship with the Company is and shall continue to be at-will, as defined under applicable law, meaning that either I or the Company may terminate the Relationship at any time for any reason or no reason, without further obligation or liability, other than those provisions of this Agreement that explicitly continue in effect after the termination of the Relationship.

10. Representations and Covenants.

(a) Facilitation of Agreement. I shall execute promptly, both during and after the end of the Relationship, any proper oath, and to verify any proper document, required to carry out the terms of this Agreement, upon the Company’s written request to do so.

(b) No Conflicts. I represent and warrant that my performance of all the terms of this Agreement does not and will not breach any agreement I have entered into, or will enter into, with any third party, including without limitation any agreement to keep in confidence proprietary information or materials acquired by me in confidence or in trust prior to or during the Relationship. I will not disclose to the Company or use any inventions, confidential or non-public proprietary information or material belonging to any previous client, employer or any other party. I will not induce the Company to use any inventions, confidential or non-public proprietary information, or material belonging to any previous client, employer or any other party. I represent and warrant that I have listed on Exhibit A all agreements (e.g., non-competition agreements, non-solicitation of customers agreements, non-solicitation of employees agreements, confidentiality agreements, inventions agreements, etc.), if any, with a current or former client, employer, or any other person or entity, that may restrict my ability to accept employment with the Company or my ability to recruit or engage customers or service providers on behalf of the Company, or otherwise relate to or restrict my ability to perform my duties for the Company or any obligation I may have to the Company. I shall not enter into any written or oral agreement that conflicts with the provisions of this Agreement.

(c) Voluntary Execution. I certify and acknowledge that I have carefully read all of the provisions of this Agreement, that I understand and have voluntarily accepted such provisions, and that I will fully and faithfully comply with such provisions.

11. Electronic Delivery. Nothing herein is intended to imply a right to participate in any of the Company’s equity incentive plans, however, if I do participate in such plan(s), the Company may, in its sole discretion, decide to deliver any documents related to my participation in the Company’s equity incentive plan(s) by electronic means or to request my consent to participate in such plan(s) by electronic means. I hereby consent to receive such documents by electronic delivery and agree, if applicable, to participate in such plan(s) through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

12. Miscellaneous.

(a) Governing Law. The validity, interpretation, construction and performance of this Agreement, and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.

(b) Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Company and me relating to its subject matter and merges all prior discussions between us. No amendment to this Agreement will be effective unless in writing signed by both parties to this Agreement. The Company shall not be deemed hereby to have waived any rights or remedies it may have in law or equity, nor to have given any authorizations or waived any of its rights under this Agreement, unless, and only to the extent, it does so by a specific writing signed by a duly authorized officer of the Company, it being understood that, even if I am an officer of the Company, I will not have authority to give any such authorizations or waivers for the Company under this Agreement without specific approval by the Board of Directors. Any subsequent change or changes in my duties, obligations, rights or compensation will not affect the validity or scope of this Agreement.

(c) Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives, and my successors and assigns, and will be for the benefit of the Company, its successors, and its assigns.

(d) Notices. Any notice, demand or request required or permitted to be given under this Agreement shall be in writing and shall be deemed sufficient when delivered personally or by overnight courier or sent by email, or 48 hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, addressed to the party to be notified at such party’s address as set forth on the signature page, as subsequently modified by written notice, or if no address is specified on the signature page, at the most recent address set forth in the Company’s books and records.

(e) Severability. If one or more of the provisions in this Agreement are deemed void or unenforceable to any extent in any context, such provisions shall nevertheless be enforced to the fullest extent allowed by law in that and other contexts, and the validity and force of the remainder of this Agreement shall not be affected. The Company and I have attempted to limit my right to use, maintain and disclose the Company’s Confidential Information, and to limit my right to solicit employees and customers only to the extent necessary to protect the Company from unfair competition. Should a court of competent jurisdiction determine that the scope of the covenants contained in Section 8 exceeds the maximum restrictiveness such court deems reasonable and enforceable, the parties intend that the court should reform, modify and enforce the provision to such narrower scope as it determines to be reasonable and enforceable under the circumstances existing at that time.

(f) Remedies. I acknowledge that violation of this Agreement by me may cause the Company irreparable harm, and therefore I agree that the Company will be entitled to seek extraordinary relief in court, including, but not limited to, temporary restraining orders, preliminary injunctions and permanent injunctions without the necessity of posting a bond or other security (or, where such a bond or security is required, that a $1,000 bond will be adequate), in addition to and without prejudice to any other rights or remedies that the Company may have for a breach of this Agreement.

(g) Advice of Counsel. I acknowledge THAT, IN EXECUTING THIS AGREEMENT, I Have HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND I Have read and understood ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

(h) Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same agreement. Execution of a facsimile or scanned copy will have the same force and effect as execution of an original, and a facsimile or scanned signature will be deemed an original and valid signature.

[Signature Page Follows]

The parties have executed this Confidential Information and Invention Assignment Agreement on the respective dates set forth below, to be effective as of the Effective Date first above written.

the company:

FLEXIBLE SOLUTIONS INTERNATIONAL, inc.

By:	/s/ John Bientjes
(Signature)

Name:	John Bientjes
Title:	Director, Audit Committee Chair and Compensation Committee Member

Address:

46081 Greenwood Dr.
Chilliwack, BC
Canada V2R 4C9

Date:	April 17, 2022

Employee:

Daniel B. O’Brien
(Print Name)

/s/ Daniel B. O’Brien
(Signature)

Address:

3-1287 Verdier Ave
Brentwood Bay, BC,
Canada, V8M 1H1

Email:	dan@flexiblesolutions.com

Date:	April 17, 2022

CONFIDENTIAL INFORMATION AND INVENTION

ASSIGNMENT AGREEMENT OF FLEXIBLE SOLUTIONS INTERNATIONAL, INC.

EXHIBIT A

LIST OF PRIOR INVENTIONS
AND ORIGINAL WORKS OF AUTHORSHIP
EXCLUDED UNDER SECTION 4(a) AND CONFLICTING AGREEMENTS DISCLOSED UNDER SECTION 10(b)

The following is a list of (i) all Inventions that, as of the Effective Date: (A) have been created by me or on my behalf, and/or (B) are owned exclusively by me or jointly by me with others or in which I have an interest, and that relate in any way to any of the Company’s actual or proposed businesses, products, services, or research and development, and which are not assigned to the Company hereunder and (ii) all agreements, if any, with a current or former client, employer, or any other person or entity, that may restrict my ability to accept employment with the Company or my ability to recruit or engage customers or service providers on behalf of the Company, or otherwise relate to or restrict my ability to perform my duties for the Company or any obligation I may have to the Company:

Title	Date	Identifying Number or Brief Description

Except as indicated above on this Exhibit, I have no inventions, improvements or original works to disclose pursuant to Section 4(a) of this Agreement and no agreements to disclose pursuant to Section 10(b) of this Agreement.

___ Additional sheets attached

Signature of Employee: ______________________________

Print Name of Employee: _____________________________

Date: ___________________________________________

EXHIBIT B

Not applicable.

EXHIBIT C

TERMINATION CERTIFICATION

This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, laboratory notebooks, flow charts, materials, equipment, other documents or property, or copies or reproductions of any aforementioned items belonging to Flexible Solutions International, Inc., an Alberta corporation, its subsidiaries, affiliates, successors or assigns (collectively, the “Company”).

I further certify that I have complied with all the terms of the Company’s Confidential Information and Invention Assignment Agreement (the “Confidentiality Agreement”) signed by me, including the reporting of any Inventions (as defined therein), conceived or made by me (solely or jointly with others) covered by the Confidentiality Agreement, and I acknowledge my continuing obligations under the Confidentiality Agreement.

I further agree that, in compliance with the Confidentiality Agreement, I will preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its employees, clients, consultants or licensees.

I further agree that for twelve (12) months immediately following the termination of my Relationship with the Company, I shall not either directly or indirectly solicit any of the Company’s employees or consultants to terminate their relationship with the Company, or attempt to solicit employees or consultants of the Company, either for myself or for any other person or entity.

Further, I agree that I shall not use any Confidential Information of the Company to influence any of the Company’s clients or customers from purchasing Company products or services or to solicit or influence or attempt to influence any client, customer or other person either directly or indirectly, to direct any purchase of products and/or services to any person, firm, corporation, institution or other entity in competition with the business of the Company.

Date:	Employee:

(Print Employee’s Name)

*(Signature)